Exhibit 10.18
INSPERITY, INC. 2012 INCENTIVE PLAN
(as Amended and Restated Effective June 16, 2017)

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is between Insperity, Inc. (the “Company”) and _______________ (the “Grantee”), an employee of the Company or one of its Subsidiaries, regarding an award (this “Award”) of restricted stock units, each representing one share of Common Stock (as defined in the Insperity, Inc. 2012 Incentive Plan, as amended and restated effective June 16, 2017 (the “Plan”), such units comprising this Award referred to herein as “Restricted Stock Units”) awarded to the Grantee on ______________ (the “Award Date”), such number of Restricted Stock Units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:
1.    Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of, and administrative interpretations under, the Plan, if any, which have been adopted by the Committee thereunder. Any question of interpretation arising under this Agreement shall be determined by the Committee and its determinations shall be final and conclusive upon all parties in interest. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.    Vesting Schedule.
(a)    Subject to Sections 2(b), 2(c), 2(d) and 3 below, ___________ (____) of the Restricted Stock Units granted under this Award shall become vested on each annual anniversary of the Award Date (each a “Vesting Date”), subject to the Grantee’s continuous Employment from the Award Date until (and as of) each Vesting Date.
(b)    Unvested Restricted Stock Units subject to this Award shall not partially or fully vest or otherwise accelerate vesting solely as the result of a Change in Control.
(c)    All unvested Restricted Stock Units subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, provided that the Grantee has been in continuous Employment since the Award Date, upon the occurrence of:
(i)    a Qualifying Termination;
(ii)    a Non-Assumption; or
(iii)    the Grantee’s termination of Employment by reason of death or Disability.

Officer RSU Award_ Dec 2019

(d)    If the Grantee’s Employment terminates due to the Grantee’s Retirement, the Grantee will continue to vest in the remaining unvested Restricted Stock Units, if any, on the applicable annual Vesting Date in accordance with Section 2(a) or accelerated vesting under Section 2(c)(ii) and (iii) as if the Grantee had remained in continuous Employment through the applicable annual Vesting Date or vesting event, respectively.
(e)    For purposes of this Agreement:
(i)    “Cause” shall be determined solely by the Compensation Committee and means a termination of Grantee’s Employment for:

a.	Gross negligence or willful misconduct in the performance of the Grantee’s duties;

b.	Conviction or plea of nolo contendre for a felony or any crime involving moral turpitude; or

c.	Committing an act of fraud or deceit intended to result in personal and unauthorized enrichment of Grantee at the Company’s expense.
(ii)    “Disability” means that the Grantee has a disability such that he has been determined to be eligible for benefits under a long-term disability plan sponsored by the Company or a Subsidiary or, if the Grantee is not covered by such a plan, a physical or mental impairment (a) which causes a Grantee to be unable to perform the normal duties for an employer as determined by the Committee in its sole discretion; and (b) which is expected either to result in death (or blindness) or to last for a continuous period of at least twelve (12) months. The Committee may require that the Grantee be examined by a physician or physicians selected by the Committee.
(iii)    “Employment” means employment with the Company, a successor following a Change in Control or a Subsidiary other than a Subsidiary that is a licensed professional employer organization.
(iv)    A “Non-Assumption” shall be deemed to occur on the date of the consummation of an event that constitutes a Change in Control as defined solely under the definition of Change in Control in section 2 of the Plan, where in connection with such Change in Control, the successor entity, or a parent of the successor entity, has not agreed to assume, replace or substitute this Award with another award of equivalent or greater value, and on substantially similar or more favorable terms.

2    Officer RSU Award_ Dec 2019

(v)    “Qualifying Termination” means a termination of the Grantee’s Employment within eighteen (18) months following a Change in Control for one of the following reasons:

a.	A termination initiated by the Grantee due to items (1) through (4) below referred to herein as “Good Reason” that the Grantee has not consented to in writing:
(1)    A material diminution in the Grantee’s title, position, authority, duties or responsibilities from those applicable to Grantee preceding the Change in Control;
(2)    A change in the geographic location at which Grantee must perform services, which shall mean requiring Grantee to be permanently based more than 50 miles from the Grantee’s principal Company location;
(3)    A material diminution in Grantee’s base salary other than as part of an across-the-board reduction applicable to all the Company’s executives of less than ten (10) percent; or
(4)    A material diminution in Grantee’s bonus opportunity, incentive compensation or perquisites, if inconsistent with other executives with similar levels of authority, duties or responsibilities; or

b.	An involuntary termination by the Company or Subsidiary other than for Cause.
For purposes of this Agreement, the Grantee’s termination of Employment will be considered to be a Qualifying Termination for Good Reason if the Grantee has provided written notice to the Company of the condition the Grantee claims constitutes Good Reason within ninety (90) days of the initial existence of such condition, the condition specified in the notice remains uncorrected for thirty (30) days after receipt of the notice by the Company, and the Grantee actually terminates Employment after the thirty (30) day correction period and before the expiration of the time limit required of a Qualifying Termination.
(vi)    “Retirement” means the Grantee’s voluntary termination of Employment other than for Good Reason (and other than an involuntary termination by the Company for Cause) satisfying all of the following conditions:

3    Officer RSU Award_ Dec 2019

a.	the Grantee submits a voluntary request for retirement that is accepted by the Company or Subsidiary;

b.
the Grantee’s Employment terminates on or after the date that the Grantee has attained sixty-two (62) years of age and has at least fifteen (15) years of continuous Employment as of the termination date;

c.	the Grantee’s Employment terminates on or after the date that is six (6) months after the Grant Date; and

d.	the Grantee executes an effective Waiver and Release Agreement. In order for a Waiver and Release Agreement to be effective for purposes of Retirement, the Waiver and Release Agreement must be:
(1)    Executed and returned to the Company after termination of the Grantee’s Employment,
(2)    Unrevoked by the Grantee during the seven (7) day period following the date of execution, and
(3)    Effective and irrevocable no later than the thirtieth (30th) day after the date of a Grantee’s termination of Employment.
(vii)    “Waiver and Release Agreement” means the legal document in a form approved by the Company, in which a Grantee, in exchange for the benefits specified in Section 2(d), releases the Company and other related parties, from liability and damages arising from or in connection with the Grantee’s termination of Employment with the Company or its Subsidiaries.

4    Officer RSU Award_ Dec 2019

3.    Forfeiture of Award. Except as provided in another written agreement between the Grantee and the Company, if the Grantee’s Employment terminates other than by reason of death, Disability, Retirement or Qualifying Termination pursuant to the provisions of Section 2, all unvested Restricted Stock Units as of the Employment termination date shall be forfeited. Except in the case of a Qualifying Termination, the Company has sole discretionary authority to determine when a Grantee’s Employment terminates for all purposes under this Agreement and the Plan. If a Grantee’s Employment terminates due to Retirement, all unvested Restricted Stock Units as of the Grantee’s termination date shall expire on the date that is thirty (30) days after the Grantee’s termination of Employment unless the Grantee has delivered a timely, effective and irrevocable Waiver and Release Agreement on or before such thirtieth (30th) day.
4.    Dividend Equivalents; No Shareholder Rights. During the period of time between the Award Date and the earlier of the settlement date or forfeiture date of the Restricted Stock Units, the Restricted Stock Units shall be evidenced by book entry registration. With respect to each Restricted Stock Unit that becomes vested, at the same time such Award is settled pursuant to Section 5, the Grantee is entitled to receive a stock dividend equivalent payment equal to all dividends and other distributions made with respect to a share of Common Stock during the period between the Award Date and the Vesting Date. The Grantee shall have no rights of a shareholder with respect to Restricted Stock Units until and unless shares of Common Stock are transferred to the Grantee.
5.    Settlement and Delivery of Shares. The Grantee will receive one share of Common Stock with respect to each Restricted Stock Unit that becomes vested as of a Vesting Date, which shall be delivered to the Grantee as soon as administratively practicable, but not later than thirty (30) days following the date the Restricted Stock Unit becomes vested. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any national securities exchange or inter-dealer quotation system upon which the Common Stock is listed or quoted. In no event shall the Company be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
6.    Notices and Disclosure. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be delivered:
(a)    by registered or certified United States mail, postage prepaid, to Insperity, Inc., Attn: General Counsel, 19001 Crescent Springs Drive, Kingwood, Texas 77339;
(b)    by hand delivery or otherwise to Insperity, Inc., Attn:  General Counsel, 19001 Crescent Springs Drive, Kingwood, Texas 77339; or
(c)    by email to the Company’s General Counsel or his delegate.

5    Officer RSU Award_ Dec 2019

Notwithstanding the foregoing, in the event that the address of the Company is changed, notices shall instead be made pursuant to the foregoing provisions at the Company’s then current address.
Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days (5) after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
The foregoing notwithstanding, the Grantee agrees that the Company may deliver by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Grantee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, such posting is deemed to notify the Grantee.
7.    No Transfer or Assignment of Award. Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution or by a qualified domestic relations order, and this Award is payable during his lifetime only to the Grantee, or in the case of a Grantee who is mentally incapacitated, this Award shall be payable to his guardian or legal representative.
8.    Payment of Par Value. In the event that the Company does not settle the Award from the Company’s treasury shares or in consideration of the Grantee’s past service, the Company’s obligation to deliver the shares of Common Stock to Grantee upon the vesting of Restricted Stock Units shall be subject to the payment in full of the requisite par value per share of the shares of Common Stock prior to such issuance (collectively, the “Par Value”). The Grantee approves and authorizes the Company to deduct the Par Value of the shares of Common Stock from the Grantee’s payroll from the Company or its affiliates. If the Company is unable to or otherwise does not make such payroll deduction, Grantee acknowledges and agrees that he shall be responsible for the payment of any and all federal, state and local taxes on such income if the Company pays the Par Value on behalf of Grantee.
9.    Withholding. The Company’s obligation to deliver shares of Common Stock to the Grantee upon the vesting of Restricted Stock Units shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). The Company shall withhold from the Common Stock that would otherwise have been delivered to the Grantee the number of shares necessary to satisfy the Grantee’s Required Withholding, and deliver the remaining whole shares of Common Stock to the Grantee, unless the Grantee has made arrangements with the Company for the Grantee to deliver to the Company cash, a check or other available funds for the full amount of the Required Withholding

6    Officer RSU Award_ Dec 2019

by 5:00 p.m. Central Standard Time on the date the Restricted Stock Units become vested. The amount of the Required Withholding and the number of shares of Common Stock to be withheld by the Company, if applicable, to satisfy the Grantee’s Required Withholding, shall be based on the Fair Market Value of the shares of Common Stock on the date prior to the applicable date of vesting and shall be limited to the withholding amount calculated using the minimum statutory withholding rates or; in accordance with any policy adopted by the Company, such other applicable withholding rates not in excess of the maximum statutory rates in effect for the applicable jurisdiction.
10.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
11.    Right to Employment or Service. The granting of this Award shall not impose upon the Company any obligation to maintain Grantee as an Employee and shall not diminish the power of the Company to terminate Grantee's Employment at any time. The Company and its Subsidiaries reserve the right to terminate a Grantee’s Employment at any time, with or without cause.
12.    Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability shall not affect any of the other terms, provisions, covenants, or conditions of this Agreement, each of which shall be binding and enforceable.
13.    Governing Law. This Agreement, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.
14.    Section 409A. It is the intent of the Company and the Grantee that this Award comply with or be exempt from the requirements of Section 409A and the provisions of this Agreement will be administered, interpreted and construed accordingly. To the extent this Award constitutes “deferred compensation” under Section 409A, (a) the time of settlement of this Award specified in Section 5 is a specified time within the meaning of Treasury Regulation § 1.409A-3(i)(1) and (b) if the Grantee is a “specified employee” within the meaning of Section 409A on the date of his or her “separation from service” within the meaning of Section 409A, any payments of deferred compensation hereunder shall be made on the first to occur of (x) the date that is six (6) months after the date of the Grantee’s separation from service, (y) the date of the Grantee’s death, or (z) such other date as complies with the requirements of Section 409A.
15.    Recoupment Policy and Clawback Provision. Any amounts granted or paid under this Agreement may be subject to the Insperity, Inc. Incentive Compensation Recoupment

7    Officer RSU Award_ Dec 2019

Policy or other applicable recoupment or clawback policy of the Company in effect from time to time.
16.    Entire Agreement; Binding Effect. This Agreement shall cover all shares of Common Stock acquired by the Grantee pursuant to this Agreement, including any community and/or separate property interest owned by the Grantee’s spouse in said shares. All terms, conditions and limitations on transferability imposed under this Agreement upon shares acquired by the Grantee shall apply to any interest of the Grantee’s spouse in such shares. This Agreement and the Plan constitute the entire understanding between the parties regarding this Award, and supersedes any and all prior written or oral agreements between the parties with respect to the subject matter hereof. There are no representations, agreements, arrangements, or understanding, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth in this Agreement. This Agreement is binding upon the Grantee’s heirs, executors and personal representatives with respect to all provisions hereof. Except as set forth herein, this Agreement cannot be modified, altered or amended, to the detriment of the Grantee, except by an agreement, in writing, signed by both a duly authorized executive officer of the Company and the Grantee.
INSPERITY, INC.

By:
Name:
Title:

8    Officer RSU Award_ Dec 2019

ACKNOWLEDGEMENT AND ACCEPTANCE BY THE GRANTEE

I, _________________________, the undersigned Grantee, hereby acknowledge that I have received a copy of the Insperity, Inc. 2012 Incentive Plan, as amended and restated effective June 16, 2017 (the “Plan”), and that I will consult with and rely upon only my own tax, legal and financial advisors regarding the consequences and risks of the Award. I hereby agree to and accept the foregoing Restricted Stock Unit Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

GRANTEE:

Date:

9    Officer RSU Award_ Dec 2019